Exhibit 99.1

News Release

General Inquiries: Jeanne Leonard, Liberty Property Trust, 610.648.1704

Liberty Property Trust Announces Changes to Board of Trustees

Malvern, PA – February 26, 2018 - Liberty Property Trust today announced that the company will be welcoming a new trustee and that two long-standing trustees have elected to retire from the board after the May 17 annual meeting.

Robert G. Gifford will join the company’s board of trustees, effective immediately. Mr. Gifford brings over 30 years of leadership experience in real estate investment, development and asset management to the board. He joined AIG Global Real Estate Investment Corporation as president and CEO in the aftermath of the financial crisis, and in that role from 2009 to 2016 was responsible for first stabilizing and restructuring, and then rebuilding the company’s sizeable real estate platform. Prior to this, Mr. Gifford’s 22-year career at AEW Capital Management included leadership roles in investments, capital markets and portfolio management. Mr. Gifford serves on the boards of Retail Properties of America, Inc. (NYSE:RPAI) and Lehman Brothers Holdings, Inc., and on the advisory boards of Aspen Heights Partners and Collier Enterprises. He is a full member and former council vice-chair of the Urban Land Institute. Mr. Gifford will serve on Liberty’s Audit and Corporate Governance and Nominating Committees.

Current directors Frederick F. Buchholz and M. Leanne Lachman have decided they will not seek re-election to the board in May. Both Mr. Buchholz and Ms. Lachman have served on the board since the company’s initial public offering in 1994.

Chairman and CEO Bill Hankowsky commented on these changes: “It is difficult to express the gratitude we at Liberty have to Leanne and Fred for over 20 years of wise counsel fueled by their unmatched and in-depth knowledge of the real estate business. Their dedication to this company and its shareholders has earned the admiration of our entire company, and we will miss them. At the same time, we are very fortunate to welcome Rob Gifford to the board. Rob brings many years of experience in all aspects of real estate value-creation, as well as investment expertise and capital markets acumen, and we look forward to his contributions to our future growth.”

About Liberty Property Trust

Liberty Property Trust (NYSE:LPT) is a leader in commercial real estate, serving customers in the United States and United Kingdom, through the development, acquisition, ownership and management of superior industrial and office properties. Liberty’s 101 million square foot portfolio includes 561 properties which provide office, distribution and light manufacturing facilities to 1,200 tenants.

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